Exhibit 99.1

For Immediate Release
---------------------
Wednesday, August 1, 2007


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail  Products,  Inc.  Reports  Record 2007 Second  Quarter and Six Month
Operating Results (unaudited)

Pittsburgh, PA, - Wednesday, August 1, 2007 - Portec Rail Products, Inc. (NASDAQ
Global Market -"PRPX") today announced unaudited net income of $1,887,000 or $0.20 per share for the second quarter ended June 30, 2007, a 24% increase over the second quarter 2006 net income of $1,522,000 or $0.16 per share on average basic and diluted shares outstanding of 9,601,779 for both periods. The company also announced unaudited net income of $3,092,000 or $0.32 per share for the six months ended June 30, 2007, a 21% increase over unaudited net income of $2,556,000 or $0.27 per share for the six months ended June 30, 2006 on average basic and diluted shares outstanding of 9,601,779 for both periods. The results for the three and six months ended June 30, 2007 include the impact of a $760,000 pre-tax ($502,000 or $0.05 per share net of tax) adjustment to establish a warranty reserve related to insulated rail joints manufactured at the Company's Huntington, West Virginia facility. The Company recently became aware of issues that may affect the useful life and performance of a portion of its insulated rail joint products, and a replacement program is being worked out with its customers. Management is monitoring the scope of the replacement program and while at this time believes that no further reserves will be required, no assurance can be provided that further reserves may not be necessary, following completion of the inspection process.

Results for the six months ended June 30, 2007, include non-recurring costs of $191,000 net of tax, or approximately $0.02 per share, associated with the sale of the Wrexham, Wales, United Kingdom and Troy, New York properties. Net sales of $29.1 million for the second quarter 2007 slightly exceeded the Company's second quarter 2006 net sales of $29.0 million. Net sales for the six months ended June 30, 2007 were $56.6 million, a 9% increase over the $52.1 million for the six months ended June 30, 2006 despite a slowdown in industry traffic since the beginning of 2007.

Richard J. Jarosinski, President and Chief Executive Officer said, "We are pleased with our overall performance for the quarter and the first half of the year, despite the need to establish the warranty reserve for one of our track component product lines. We believe we have identified the scope of the deficiencies that have recently developed within our insulated rail joints and

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are committed to addressing this issue promptly.  The diversity of product lines in our group of worldwide business segments continues to demonstrate an effective strategy. Our backlog on June 30, 2007 was $25 million compared to $20 million on June 30, 2006. While we did not meet all of our expectations with our track component product lines, we met or surpassed our expectations with our load securement, wayside detection, friction management, and material handling product lines. Our Kelsan business unit in particular showed a significant improvement following the changes implemented in the last half of 2006. Our
Salient Systems business unit also had a record operating and financial performance in the first half of 2007, and the Shipping Systems Division, which includes our most recent acquisition, Vulcan Chain, had a good financial performance for the first six months of the year."

Mr. Jarosinski added, "We continue to review and monitor our operations to contain operating costs and administrative expenses. Our second quarter 2007 gross margins improved by two hundred basis points compared to the second quarter 2006, and our operating profit percentage showed improvement for the second quarter and year to date 2007 periods."

Mr. Jarosinski concluded, "We are optimistic about the future of this industry due to the overall financial health of our customer base. We are well-positioned to ride what some people are calling a Rail Renaissance period. Our backlog is at record levels, reflecting strong order bookings and our product development efforts are paying dividends. The industry continues to desire our products and services, as evidenced by our strong sales during 2007."

Portec  Rail  Products,   Inc.,   headquartered  in  Pittsburgh,   Pennsylvania,
manufactures,  supplies  and  distributes  a broad range of  railroad  products, including  rail joints,  rail anchors and spikes,  railway  friction  management products,  railway wayside data collection and data management  systems and load securement systems. The Company's largest business unit, the Railway Maintenance
Products  Division,  operates a manufacturing  and assembly plant in Huntington,
West Virginia,  an engineering  and assembly  facility in Dublin,  Ohio (Salient
Systems),  and is also  headquartered  in  Pittsburgh.  The Company also has two
Canadian  subsidiaries,  one of  which is  headquartered  near  Montreal  with a manufacturing  operation  in St.  Jean,  Quebec and the other  headquartered  in
Vancouver,  British  Columbia that is a technology  and  manufacturing  facility
(Kelsan Technologies). In addition, the Company sells load securement systems to the railroad  freight car market through its Shipping  Systems  Division located near  Chicago,  Illinois.  The Company also  manufactures  railway  products and material handling  equipment in the United Kingdom with operations in Leicester,
England and Sheffield, England. Portec Rail Products, Inc.'s web site address is
www.portecrail.com.

The  foregoing  information  contains  forward-looking  statements.  The Company cautions  that such  statements  are subject to a number of  uncertainties.  The
Company  identifies  below  important  factors that could  affect the  Company's financial  performance  and could cause the Company's  actual results for future periods to differ  materially  from any opinions or  statements  expressed  with respect  to  future  periods  in any  current  statements.  In  particular,  the
Company's  future  results  could be affected  by a variety of factors,  such as customer demand for our products; competitive dynamics in the North American and worldwide  railroad and railway supply industries;  capital  expenditures by the railway  industry in North America and worldwide;  the development and retention
of  sales  representation  and  distribution   agreements  with  third  parties;
fluctuations  in the  cost  and  availability  of raw  materials  and  supplies;
currency  rate  fluctuations;  and exposure to pension  liabilities.  Additional cautions regarding forward-looking statements are provided in the Company's Form
10-K for the year ended  December  31,  2006 and Form 10-Q for the period  ended
March  31,   2007  under  the   heading   "Cautionary   Statement   Relevant  to
Forward-looking  Statements."  The Company does not undertake,  and specifically disclaims,  any  obligation to update or revise any  forward-looking  statement, whether  written or oral,  that may be made from time to time by or on behalf of the Company.





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


         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)


                                                             Three Months Ended             Six Months Ended
                                                                  June 30,                      June 30,
                                                       --------------------------------------------------------------
                                                            2007           2006           2007            2006
                                                       --------------------------------------------------------------
                                                                (Unaudited)                   (Unaudited)

    Net sales                                            $   29,090     $   28,972     $   56,574     $   52,087
    Cost of sales                                            19,987         20,488         39,425         36,764
                                                       --------------------------------------------------------------
    Gross profit                                              9,103          8,484         17,149         15,323

    Selling, general and administrative                       5,649          5,668         11,312         10,701
    Amortization expense                                        303            247            609            418
                                                       --------------------------------------------------------------
    Operating income                                          3,151          2,569          5,228          4,204

    Interest expense                                            307            296            624            505
    Other expense, net                                          168             73             98             71
                                                       --------------------------------------------------------------
    Income before income taxes                                2,676          2,200          4,506          3,628
    Provision for income taxes                                  789            678          1,414          1,072
                                                       --------------------------------------------------------------
    Net income                                           $    1,887     $    1,522     $    3,092     $    2,556
                                                       ==============================================================

    Earnings per share
        Basic and diluted                                $     0.20     $     0.16     $     0.32     $     0.27

    Average basic and diluted shares outstanding          9,601,779      9,601,779      9,601,779      9,601,779


         Consolidated Condensed Balance Sheets
         (In thousands)

                                                         June 30,                                     December 31,
                                                           2007                                           2006
                                                     ------------------                             ------------------
                                                        (Unaudited)                                    (Audited)

    Assets
    Current assets                                     $   46,786                                     $     45,793
    Property, plant and equipment, net                     11,062                                           10,403
    Goodwill and other intangibles, net                    46,052                                           44,920
    Other assets                                              733                                              566
                                                     ------------------                             ------------------
        Total assets                                   $  104,633                                     $    101,682
                                                     ==================                             ==================

    Liabilities and Shareholders' Equity
    Current liabilities                                $   23,140                                     $     21,022
    Other liabilities and long-term debt
       obligations                                         25,592                                           27,564
    Shareholders' equity                                   55,901                                           53,096
                                                     ------------------                             ------------------
        Total liabilities and shareholders'
         equity                                        $  104,633                                     $    101,682
                                                     ==================                             ==================


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